UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2011

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21898	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

225 South Lake Avenue, Suite 300, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 9, 2011, Arrowhead Research Corporation (the “Company”) received a notice from the Listing Qualifications department of The NASDAQ Stock Market LLC (“NASDAQ”) regarding its noncompliance with NASDAQ Marketplace Rule 5605 (“Rule 5605”), which imposes certain conditions on listed companies, including: (i) a majority of the board of directors must be independent; (ii) the audit committee must have a minimum of three members, all of whom must be independent; (iii) independent directors must exercise oversight of executive compensation matters; and (iv) independent directors must exercise oversight of the director nomination process. The notice stated that due to the appointment of Bruce Given as the Company’s Chief Operating Officer, the Company no longer complies with Nasdaq’s independent director and audit committee requirements as set forth in Rule 5605.

Douglass Given, a member of the Company’s board of directors (the “Board”), member and chairman of the compensation committee of the Board and member of the audit and nominating and corporate governance committees of the Board, is not an independent director under Rule 5605(a)(2)(F) because Dr. Given’s brother, Bruce Given, was appointed as Chief Operating Officer of the Company on October 26, 2011. Accordingly, Dr. Douglass Given has resigned from his committee memberships.

Because Dr. Douglass Given is not independent, the Company currently has three independent board members and three non-independent board members. The Company has determined that, as of October 26, 2011, a majority of the Board was no longer independent.

Consistent with Listing Rules 5605(b)(1)(A) and 5605(c)(4), and as set forth in the Nasdaq notice, Nasdaq will provide the Company with a cure period to regain compliance as follows:

•	Until the earlier of the Company’s next annual shareholders’ meeting or October 29, 2012; or

•	If the next annual shareholders’ meeting is held before April 24, 2012, then the Company must evidence compliance no later than April 24, 2012.

The Company intends to regain compliance within the specified cure period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2011

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Kenneth A. Myszkowski
Kenneth A. Myszkowski
Chief Financial Officer